Exhibit 10.10

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of March 26, 2021, by and among PARKER DRILLING COMPANY, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower that are designated as a “Borrower” on the signature pages hereto (each a “Subsidiary Borrower” and together with the Parent Borrower, collectively, the “Borrowers”), certain Subsidiaries of the Parent Borrower that are designated as a “Guarantor” on the signature pages hereto (collectively, the “Guarantors”), the financial institutions party to this Amendment (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and an L/C Issuer.

A. The Borrowers and the Guarantors have entered into that certain Amended and Restated Credit Agreement dated as of October 8, 2019 (as supplemented or modified from time to time prior to the date hereof, the “Credit Agreement”), with the Lenders party thereto and the Administrative Agent;

B. The Borrowers wish to modify the Borrowing Base to include Quail Rental Assets (as defined herein) and make certain other changes to the Credit Agreement, which the Lenders and the Administrative Agent are willing to do subject to the terms and conditions provided herein.

C. In consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments.

(a) New Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Casualty Reserve” means any reserve in respect of any Significant Casualty Event affecting Borrowing Base Collateral established by the Administrative Agent in its Permitted Discretion.

“Cost” means, in respect of any Quail Rental Assets, the net cost of such Quail Rental Assets to Quail Tools after all cash and other discounts or other allowances which were allowed or taken by Quail Tools against the purchase price of such Quail Rental Assets.

“Disposition Reserve” means any reserve in respect of any Disposition of Borrowing Base Collateral outside the Ordinary Course of Business established by the Administrative Agent in its Permitted Discretion.

“Eligible Rental Equipment” means the appraised Quail Rental Assets. Unless otherwise approved in writing by the Administrative Agent, no Quail Rental Asset shall be Eligible Rental Equipment unless: (a) it is owned solely by Quail Tools and Quail Tools has good, valid and marketable title thereto; (b) it is at all times subject to the Administrative Agent’s valid and duly perfected first priority security interest granted pursuant to the Security Agreement and no other Lien (other than (x) any Permitted Liens or (y) any Lien of a landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Quail Rental Asset unless a Lien Waiver or a Rent and Charges Reserve with respect thereto is required and exists, in each case in accordance with clause (ii) of the following sentence); (c) Quail Tools shall at all times have title to such Quail Rental Asset and shall have the ability to direct the disposition thereof (subject only to the rights of any lessee under any lease in effect with respect to such Quail Rental Asset) and it is not located outside the continental United States, Alaska or the Gulf of Mexico waters subject to U.S. state or federal jurisdiction; (d) it is not obsolete, unmerchantable, slow moving, in other than good working order and condition (ordinary wear and tear excepted), in each case, as determined by the Administrative Agent in its Permitted Discretion; (e) it conforms in all respects to the covenants, warranties and representations set forth in this Agreement or any other Collateral Document with respect to Quail Rental Assets; (f) it is not subject to any agreement that restricts the ability of Quail Tools to use, sell, transport or dispose of such Quail Rental Asset (other than this Agreement or any other Loan Document) or that restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Quail Rental Asset (subject only to the rights of any lessee under any lease in effect with respect to such Quail Rental Asset); and (g) it does not constitute “fixtures” under the applicable Laws of the jurisdiction in which such Quail Rental Asset is located. In no event shall Eligible Rental Equipment include (i) any Quail Rental Asset held under a Vendor Lease, (ii) any Quail Rental Asset held at a non-owned property (other than Quail Rental Assets on active lease located at customer locations in the ordinary course of business) unless the lessor or such Person in possession of the Quail Rental Asset has delivered a Lien Waiver (except if a Rent and Charges Reserve for amounts due or to become due with respect to such facility has been established by Administrative Agent in its Permitted Discretion); provided that a Lien Waiver shall not be required in connection with any Quail Rental Asset that is temporarily (A) located on leased premises, (B) held by a warehouseman, processor, shipper, broker or freight forwarder, or (C) held by a repairman, mechanic or bailee, in each case for a period of less than 60 days (it being understood that the Administrative Agent may still impose a Rent and Charges Reserve in such circumstances in its Permitted Discretion), (iii) any Quail Rental Asset that is being held for sale or is not used or held for use by Quail Tools in the Ordinary Course of Business, or (iv) any Quail Rental Asset otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion.

“First Amendment” means that certain First Amendment to the Amended and Restated Credit Agreement dated as of the First Amendment Effective Date, by and among the Parent Borrower, the other Loan Parties, the Administrative Agent, the Lenders party thereto and any other Persons party thereto.

“First Amendment Effective Date” means March 26, 2021.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other available source designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR be less than 0.50%.

“LIBOR Replacement Date” has the meaning specified in Section 3.3(b).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any material Quail Rental Assets located on leased premises, the lessor waives or subordinates any Lien it may have on such Quail Rental Assets, and agrees to permit the Administrative Agent to enter upon the premises and remove such Quail Rental Assets or to use the premises to store or dispose of such Quail Rental Assets; (b) for any Quail Rental Assets held by a warehouseman, processor, shipper, broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Quail Rental Assets, agrees to hold any documents in its possession relating to such Quail Rental Assets as agent for the Administrative Agent, and agrees to deliver such Quail Rental Assets to the Administrative Agent upon request; (c) for any Quail Rental Assets held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on such Quail Rental Assets, and agrees to deliver such Quail Rental Assets to the Administrative Agent upon request or permit the Administrative Agent to take possession of such Quail Rental Assets and (d) for any Quail Rental Assets subject to a licensor’s Intellectual Property rights, the licensor grants to the Administrative Agent the right, vis-à-vis such licensor, to enforce the Administrative Agent’s Liens with respect to the Quail Rental Assets, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable license. Notwithstanding the foregoing, a Lien Waiver shall not be required to be delivered in connection with any Quail Rental Assets that are temporarily (i) located on leased premises, (ii) held by a warehouseman, processor, shipper, broker or freight forwarder, or (iii) held by a repairman, mechanic or bailee, in each case for a period of less than 60 days.

“Net Book Value” means (i) Cost minus (ii) accumulated depreciation calculated (A) in accordance with GAAP and (B) consistently with the Borrowers’ accounting practices as of the First Amendment Effective Date.

“Net Equipment OLV” means, as reasonably determined by the Administrative Agent in good faith based on an appraisal delivered in connection with the First Amendment or the most recent appraisal conducted pursuant to Section 6.12, the Value of the Eligible Rental Equipment that is estimated to be recoverable in an orderly liquidation of such equipment (less applicable freight and duty charges, if any), net of liquidation expenses.

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.3(b).

“Quail Rental Assets” means all inventory (as defined in the UCC) owned by Quail Tools which is of a type offered for lease in the Ordinary Course of Business as conducted on the First Amendment Effective Date.

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(A) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto)

and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(B) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Rental Equipment or could assert a Lien on any Eligible Rental Equipment; and (b) a reserve as determined in the Administrative Agent in its Permitted Discretion in respect of rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver. Rent payable under Capitalized Leases will not be included in the Rent and Charges Reserve.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Significant Casualty Event” means any Casualty Event where the fair market value of the resulting loss of Property shall be in excess of $4,000,000 (or its equivalent in other currencies), determined as of the date of the occurrence of an applicable Casualty Event; provided that if insurance or other recoveries in connection with such Casualty Event reduce the net loss therefrom to an amount less than $4,000,000, then such Significant Casualty Event shall be deemed not to have occurred and any Casualty Reserve established therefor shall be released.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its discretion.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(b) Existing Definitions. Section 1.1 of the Credit Agreement is hereby amended by modifying the following existing definitions set forth therein as follows:

“Aggregate Commitments” means the Commitments of all the Lenders. As of the First Amendment Effective Date, the Aggregate Commitments are $40,000,000.

“Applicable Rate” means (a) from the First Amendment Effective Date through and including March 31, 2021, (i) 3.00% per annum in the case of Eurodollar Rate Loans and Letters of Credit and (ii) 2.00% per annum in the case of Base Rate Loans, and (b) thereafter, the applicable percentage per annum set forth below for each fiscal quarter (each an “Applicable Quarter”) determined by reference to the average daily Availability as a percentage of the Line Cap during the fiscal quarter immediately preceding such Applicable Quarter (as to each Applicable Quarter, the “Reference Quarter”) as determined by the Administrative Agent based on the Borrowing Base Certificates delivered by the Borrowers to the Administrative Agent:

Pricing Level	Average Daily Availability	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
I	>66.67%	2.75%	1.75%
II	≤66.67% but >33.33%	3.00%	2.00%
III	≤33.33%	3.25%	2.25%

Any increase or decrease in the Applicable Rate for any Applicable Quarter resulting from a change in the average daily Availability for the applicable Reference Quarter shall become effective as of the first day of the first calendar month in the Applicable Quarter. If the Administrative Agent is unable to calculate average daily Availability for any Reference Quarter due to Borrowers’ failure to deliver any Borrowing Base Certificate when required pursuant to Section 6.1(d), then, at the option of the Administrative Agent or the Required Lenders, Pricing Level III shall apply during the Applicable Quarter until the date of delivery of such Borrowing Base Certificate.

“Availability Reserve” means the sum (without duplication) of (a) the Bank Product Reserve; (b) the Dilution Reserve, (c) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Rent and Charges Reserve, (e) the Disposition Reserve, (f) the Casualty Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time upon, so long as no Event of Default is continuing, two Business Days’ prior written notice to the Parent Borrower (which notice shall include a reasonably detailed description of such reserve being established). During such two Business Day period, the Administrative Agent shall, if requested by the Parent Borrower, discuss any such reserve or change with the Parent Borrower and the Parent Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (x) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or change and (y) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) LIBOR plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrowing Base” means, at any time, the amount equal at such time to:

(i) 90% of the aggregate Net Amount of Eligible Domestic Investment Grade Accounts Receivable, plus

(ii) 85% of the aggregate Net Amount of Eligible Domestic Accounts Receivable (other than Eligible Domestic Investment Grade Accounts Receivable), plus

(iii) the lesser of (A) 75% of the aggregate Net Amount of Eligible Unbilled Domestic Accounts Receivable and (B) $5,000,000, plus

(iv) (A) prior to the Specified Term Loan Refinancing Effective Date, the least of (1) 90% of the Net Book Value of the Eligible Rental Equipment (2) 40% of the Net Equipment OLV of the Eligible Rental Equipment, and (3) $10,000,000, and (B) from and after the Specified Term Loan Refinancing Effective Date, this clause (iv) shall equal $0; provided that prior to the inclusion of any Eligible Rental Equipment in the Borrowing Base, the Administrative Agent shall have obtained an appraisal thereof in connection with the First Amendment or thereafter in accordance with Section 6.12, plus

(v) at the Borrowers’ option, an amount equal to the lesser of (A) the amount of cash of the Borrowers on deposit in a Collateral Account (as defined in the Security Agreement) established for such purpose and (B) $15,000,000, minus

(vi) the Availability Reserve,

in the case of (i), (ii), (iii) and (iv) above, as determined on the basis of the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.1(d). This definition of Borrowing Base will not be modified to increase the Advance Rates or dollar sublimits stated above or amend the definition of “Borrowing Base” (or any material defined terms used in such definition) such that more credit would be available to the Borrowers without the approval, as of any date of determination, of Lenders holding at least two-thirds of the sum of the Aggregate Commitments or, if the Aggregate Commitments have expired or terminated, Lenders holding in the aggregate more than two-thirds of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of these determinations.

No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business, in each case, until completion of applicable field examinations satisfactory to the Administrative Agent (which shall not be included in the expense reimbursement limitations provided in Section 6.12).

“Borrowing Base Collateral” means the Accounts and the Quail Rental Assets.

“Cash Dominion Trigger Period” means the period (a) commencing on the date that (i) Availability shall be less than the greater of (A) 20.0% of the Line Cap and (B) $8,000,000 or (ii) an Event of Default shall have occurred, and (b) continuing until, during each of the preceding 30 consecutive days, (x) no Event of Default shall have existed and (y) Availability shall have been equal to or greater than the greater of (A) 20.0% of the Line Cap and (B) $8,000,000.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on LIBOR.

“Financial Covenant Trigger Period” means the period (a) commencing on the date that Availability shall be less than the greater of (A) 20.0% of the Line Cap and (B) $8,000,000, and (b) continuing until, during each of the preceding 30 consecutive days, Availability shall have been equal to or greater than the greater of (A) 20.0% of the Line Cap and (B) $8,000,000.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.3(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“L/C Issuer Sublimit” means (i) in the case of Bank of America, an amount equal to 100% of the Letter of Credit Sublimit, and (ii) in the case of Deutsche Bank AG New York Branch, an amount equal to 50% of the Letter of Credit Sublimit, as such percentages may be adjusted from time to time by the agreement of the L/C Issuers.

“Letter of Credit Sublimit” means an amount equal to $24,000,000, or such greater amount as determined by the Administrative Agent in its sole discretion. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments hereunder.

“Quail Tools” means Quail Tools, LLC, an Oklahoma limited liability company.

“Scheduled Unavailability Date” has the meaning specified in Section 3.3(b).

“Value” means (a) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms then available to the applicable Account Debtor), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could properly be claimed by the Account Debtor or any other Person and (b) for the Quail Rental Assets, their value determined on the basis of the lower of cost or market of such Quail Rental Assets in accordance with GAAP, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.

“Weekly BBC Trigger Period” means the period (a) if the Outstanding Amount of Loans is greater than $0, (i) commencing on the day that an Event of Default occurs or Availability is less than $16,000,000 (unless the Administrative Agent gives notice to the Parent Borrower that such period shall not commence on such date, in which case such period shall commence on any date during which such Event of Default exists, or Availability is less than $16,000,000, and in either case the Administrative Agent gives notice to the Parent Borrower that such period then commences) and (ii) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been equal to or greater than $16,000,000, and (b) if the Outstanding Amount of Loans is $0, (i) commencing on the day that an Event of Default occurs or Availability is less than $8,000,000 (unless the Administrative Agent gives notice to the Parent Borrower that such period shall not commence on such date, in which case such period shall commence on any date during which such Event of Default exists, or Availability is less than $8,000,000, and in either case the Administrative Agent gives notice to the Parent Borrower that such period then commences) and (ii) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been equal to or greater than $8,000,000.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(c) Deletion of Definitions. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Eurodollar Base Rate,” “Eurodollar Rate,” “Eurodollar Reserve Percentage” set forth therein.

(d) Exchange Rates. Section 1.5(c) of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(e) Borrowing Base Calculations; Inclusion of Assets in Borrowing Base. Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.4 Borrowing Base Calculations; Inclusion of Assets in Borrowing Base.

(a) Borrowing Base Calculations. Concurrently with delivery by the Parent Borrower to the Administrative Agent of (1) any notice designating any Swap Contract as a “Secured Hedge Agreement” and (2) any Borrowing Base Certificate, the Parent Borrower will deliver to the Administrative Agent a report from the relevant counterparty setting forth the Swap Termination Value of such Swap Contract, determined in accordance with procedures customary in the relevant market. The Administrative Agent will calculate from time to time the net amount of the Swap Termination Values of all Secured Hedge Agreements on the basis of such counterparty report, and if a Borrower would owe a net amount under all of such Borrower’s Secured Hedge Agreements if all such Secured Hedge Agreements were terminated on such date, the Administrative Agent may, and at the request of the Required Lenders, will, establish a reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 in an amount equal to such net amount, and will maintain such reserve until the next determination by the Administrative Agent pursuant to this paragraph.

(b) Borrowing Base Collateral Casualty Event or Disposition.

(i) Upon the occurrence of a Significant Casualty Event related to any Borrowing Base Collateral, the Administrative Agent, in the exercise of its Permitted Discretion, may establish or increase the Casualty Reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 as a result thereof.

(ii) Upon the occurrence of a Disposition outside the Ordinary Course of Business related to any Borrowing Base Collateral, the Administrative Agent, in the exercise of its Permitted Discretion, may establish or increase the Disposition Reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 as a result thereof.

(f) Interest Rate. The introductory paragraph to Section 2.8 of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(g) Computation of Interest and Fees. Section 2.10 of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(h) Payments by Borrowers; Presumptions by Administrative Agent. Section 2.12(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) no Borrower has in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by any Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(i) LIBOR Successor Rate. Section 2.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.15 Reserved.

(j) Illegality. Section 3.2 of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(k) Inability to Determine Rates. Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.3 Inability to Determinate Rate; Replacement of LIBOR.

(a) Inability to Determine Rate. The Administrative Agent will promptly notify the Parent Borrower and Lenders if, in connection with any Loan or request with respect to a Loan, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (B) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (ii) the Administrative Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders’ obligations to make or maintain affected Eurodollar Rate Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until the Administrative Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for funding, conversion or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have requested a Base Rate Loan, and the Administrative Agent may (or shall upon request by Required Lenders) immediately convert any affected Eurodollar Rate Loan to a Base Rate Loan.

(b) Replacement of LIBOR. Notwithstanding anything to the contrary in any Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of Required Lenders, a copy to the Parent Borrower) that Borrowers or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (i) through (iii) above, on a date and time determined by the Administrative Agent (any such date, a “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (“LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, “Pre Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has notified the Lenders and the Parent Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided that if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies the Parent Borrower and the Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and the Lenders of (x) any occurrence of any events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything to the contrary in any Loan Document, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.50%, the LIBOR Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (i) through (iii) above occur with respect to any LIBOR Successor Rate then in effect, the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(c) Alternate Benchmark Rate. Notwithstanding anything to the contrary herein, (a) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described in Section 3.3(b)(i) through (iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.3(b)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.3(b)(i)

through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to the Lenders and the Parent Borrower unless, prior to such time, Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) No Successor Rate. If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 3.3(b) or 3.3(c) and the circumstances under Section 3.3(b)(i) or (iii) exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Parent Borrower and the Lenders. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods), and (ii) the LIBOR component shall no longer be utilized in determining Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 3.3(b) or 3.3(c). Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to clause (ii) above).

(l) Increased Costs. Section 3.4(a)(i) of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(m) Compensation for Losses. The final paragraph in Section 3.5 of the Credit Agreement is hereby amended to replace the reference to “Eurodollar Rate” therein with “LIBOR”.

(n) Affected Financial Institution. Section 5.23 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.23 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

(o) Certificates; Other Information. Section 6.2(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h) concurrently with the delivery of a Borrowing Base Certificate, detailed agings of Accounts (together with a reconciliation to its general ledger) and a detailed listing of the Quail Rental Assets, prepared as of the end of the applicable period;

(p) Inspection and Appraisal of Collateral. Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.12 Inspection and Appraisal of Collateral.

(a) Subject to the expense reimbursement limitations contained in the next sentence, at any time upon the Administrative Agent’s request, permit the Administrative Agent (or its designee) to conduct field examinations to ensure the adequacy of Borrowing Base Collateral and related reporting and control systems, and prepared on a basis reasonably satisfactory to the Administrative Agent, such field examinations to include, without limitation, information required by applicable Laws. The Parent Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses (including a per diem field examination charge and out of pocket expenses) related thereto with respect to one such field examination during each calendar year; provided that if Availability is at any time less than $16,000,000 during any calendar year, the Parent Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses (including a per diem field examination charge and out of pocket expenses) related to a second such field examination during such calendar year (without any obligation on the part of the Administrative Agent to conduct such examination); provided, further, that when an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Parent Borrower.

(b) At any time upon the Administrative Agent’s request, promptly provide the Administrative Agent with appraisals of the Quail Rental Assets not more frequently than two times in any calendar year from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable Laws. The Parent Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related thereto with respect to the appraisals made during each calendar year pursuant to the immediately preceding sentence; provided, that when an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Parent Borrower.

(q) Inspection and Appraisal of Collateral. Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.13 Casualty and Condemnation; Disposition Outside the Ordinary Course of Business. (a) Furnish to the Administrative Agent written notice promptly, and in any event within five Business Days of the occurrence, of any Casualty Event affecting Collateral reasonably expected by the Parent Borrower to result in Net Loss Proceeds in excess of $5,000,000, (b) ensure that the Net Loss Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with the applicable provisions of the Loan

Documents, (c) furnish to the Administrative Agent written notice promptly, and in any event within five Business Days of the occurrence, of any Significant Casualty Event involving Borrowing Base Collateral and (d) furnish to the Administrative Agent written notice promptly, and in any event within five Business Days of the occurrence, of any Disposition outside the Ordinary Course of Business that relates to any Borrowing Base Collateral.

(r) Fundamental Changes. The last paragraph in Section 7.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

provided, further, that, for avoidance of doubt, any transaction permitted under this Section 7.4 that would result in a Change of Control shall cause a Default under Section 8.1(k); provided further that if any merger or consolidation is with a Borrower, then prior to including the assets of such Person in the Borrowing Base (i) the Administrative Agent shall consent to including any such Accounts or Quail Rental Assets in calculating the Borrowing Base, (ii) the Administrative Agent (or its designee) shall conduct a field examination to ensure the adequacy of the proposed Borrowing Base Collateral and related reporting and control systems, and prepared on a basis reasonably satisfactory to the Administrative Agent, such field examination to include, without limitation, required by applicable Laws and (iii) the Administrative Agent shall receive any other document or information in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion.

(s) Collateral Documents. Section 8.1(l) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(l) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.1) on (i) the Collateral consisting of Accounts or Quail Rental Assets or (ii) other Collateral purported to be covered thereby having an aggregate fair market value in excess of $5,000,000, that is purported to be covered thereby unless such occurrence results solely from action of the Administrative Agent or any Lender (or any failure of the Administrative Agent or any Lender to file or record any financing statements (or amendments or continuations thereof), intellectual property security agreements (or amendments, restatements or supplements thereto) and/or mortgages (or amendments, restatements or supplements thereto)) and involves no Default by the Parent Borrower or any other Loan Party hereunder or under any Collateral Document;

(t) Recovery of Erroneous Payments. Article IX of the Credit Agreement is hereby amended to add a new Section 9.13 thereto to read as follows:

Section 9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

(u) Activities of Lux Holdco. Section 7.17(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follow:

(a) hold any assets other than (i)(A) the Equity Interests of Parker Drilling Arctic Operating, LLC, Quail Tools, LLC, Parker Drilling Offshore USA L.L.C., PD GP Arctic, LLC, PD GP Offshore, LLC and PD GP Quail, LLC and (B) the Equity Interests of any Subsidiary formed or acquired by Lux Holdco after the Closing Date in compliance with clause (d) below, (ii) cash and Cash Equivalents in an amount at any time not to exceed $100,000 except for cash and Cash Equivalents received as a Restricted Payment or Investment from the Parent Borrower or any of its Subsidiaries held on a temporary basis in an account covered by a Lux Account Pledge Agreement, pending the application thereof, and (iii) other miscellaneous non-material assets incidental to the activities described in clause (c) below;

(v) Electronic Signatures. Section 10.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.17 Electronic Signatures. This Agreement, the Loan Documents and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Loan Party to the same extent as a manual signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party enforceable against such in accordance with the terms thereof to the same extent as if manually executed. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(w) Affected Financial Institutions. Section 10.22 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(x) Commitments and Applicable Percentages. The “Commitments and Applicable Percentages” table set forth on Schedule 2.1 to the Credit Agreement is amended and restated in its entirety as set forth on Annex 1 attached hereto.

(y) Borrowing Base Certificate. Exhibit F to the Credit Agreement is amended and restated in its entirety as set forth on Annex 2 attached hereto.

(z) Schedules. Schedules 5.7(A) and (B), 5.14, 5.18, 6.11 and 10.2 to the Credit Agreement are amended and restated in their entirety as set forth on Annexes 3, 4, 5, 6 and 7 attached hereto.

3. Limited Waiver. In reliance upon the representations, warranties, covenants and agreements contained in this Amendment, and subject to the conditions precedent set forth in Section 4 below, and notwithstanding anything to the contrary in the Credit Agreement, the Lenders party hereto hereby waive any Default or Event of Default that may have occurred under the Credit Agreement prior to the Amendment Effective Date as result of Lux Holdco holding any assets other than those designated in Section 7.17(a) of the Credit Agreement. The waiver granted herein is limited solely to Section 7.17(a) of the Credit Agreement, and nothing contained in this Amendment shall be deemed a consent to, or waiver of, any other action or inaction of any Loan Party or any other Person which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document. Neither the Lenders nor the Administrative Agent shall be obligated to grant any future waivers, consents or amendments with respect to any provision of the Credit Agreement or any other Loan Document.

4. Conditions to Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full (or written waiver by the Administrative Agent) of the following conditions precedent to the satisfaction of Administrative Agent and the Lenders (the “Amendment Effective Date”):

(a) Delivery of Documents. Administrative Agent shall have received on or before the Amendment Effective Date the following, each in form and substance satisfactory to Administrative Agent and, unless indicated otherwise, dated the Amendment Effective Date:

(i) this Amendment, duly executed by the Borrowers, the Guarantors, Administrative Agent and the Lenders;

(ii) certificates, in form and substance reasonably satisfactory to Administrative Agent, from a Responsible Officer of each Loan Party certifying, after giving effect to this Amendment and the other transactions contemplated hereunder, (A) that there has been no change to the Loan Parties’ Organization Documents since the Closing Date (or otherwise attaching such changed Organization Documents or resolutions); (B) resolutions authorizing execution and delivery of this Amendment and the other transactions contemplated hereunder, (C) that no Default or Event of Default exists; and (D) as to the matters set forth in Section 3(c) below;

(iii) good standing certificates of each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization; and

(iv) a favorable written opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to the matters concerning this Amendment.

(b) Fees and Expenses. The Borrowers shall have paid (i) an amendment fee of $80,000 to the Administrative Agent, for the ratable account of the Lenders, which fee shall be non-refundable and fully earned and due and payable in cash on the date hereof, and (ii) all other fees and expenses to be paid to Administrative Agent or incurred on or prior to the Amendment Effective Date that are required to be paid under the Loan Documents, including all accrued fees of Administrative Agent’s legal counsel.

(c) Representations and Warranties. The representations and warranties contained in this Amendment and in Article V of the Credit Agreement (after giving effect to this Amendment) and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Amendment Effective Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(d) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

5. Representations and Warranties. The Borrowers hereby represent and warrant to Administrative Agent and Lenders as follows:

(a) Representations and Warranties. After giving effect to this Amendment, the representations and warranties herein, in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(b) No Default. No Default or Event of Default has occurred and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(c) Authorization, Etc. Each Loan Party is duly authorized to execute, deliver and perform this Amendment and each other Loan Document to which it is a party. The execution, delivery and performance of the Loan Documents, as amended hereby, have been duly authorized by all necessary action, and do not (i) contravene the terms of any Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, under, or require any payment to be made under any Contractual Obligation to which a Loan Party is a party or affecting a Loan Party or the properties of a Loan Party or any of its Material Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to result in a Material Adverse Effect, (iii) violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which a Loan Party or its property is subject; or (iv) result in the creation or imposition of any Lien on any property of the Borrowers or any Material Subsidiary except Liens created under the Loan Documents.

(d) Enforceability of Loan Documents. This Amendment is, and each other Loan Document to which any Loan Party is a party, is, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(e) Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment or any other Loan Document.

6. Continued Effectiveness of the Credit Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party, in each case, to the extent amended hereby, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Loan Document to the “Credit Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to Administrative Agent, for the benefit of it and the Lenders, or to grant to Administrative Agent, for the benefit of it and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of the Credit Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

7. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

8. No Representations by Administrative Agent or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

9. Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under any applicable Law or as Administrative Agent may reasonably request, in order to effect the purposes of this Amendment.

10. Release. Each Loan Party hereby acknowledges and agrees that neither it nor any of its Subsidiaries has any Claim (as defined below) against Administrative Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing). Notwithstanding the foregoing, Administrative Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any conditions, acts, omissions, events or circumstances arising prior to the Amendment Effective Date directly out of, connected with or related to this Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, would impair or otherwise adversely affect any of their rights, interests, security and/or remedies under the Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge Administrative Agent and the Lenders, together with their respective Affiliates, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description other than fraud or willful misconduct, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Administrative Agent or any Lender contained therein, or the making of any Loans or other advances under the Loan Documents or the management of such Loans or other advances or the Collateral (each of the foregoing, a “Claim”).

11. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AMENDMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD SELECT THE LAWS OF A DIFFERENT STATE EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Credit Agreement.

(e) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWERS:

PARKER DRILLING COMPANY

By:	/s/ Michael W. Sumruld
	Name:	Michael W. Sumruld
	Title:	Senior Vice President and Chief Financial Officer

PARKER DRILLING ARCTIC OPERATING, LLC
PARKER DRILLING COMPANY NORTH AMERICA, LLC
QUAIL SERVICES, LLC
PARKER DRILLING OFFSHORE USA, L.L.C.
QUAIL TOOLS, LLC

By:	/s/ Nathaniel Dockray
	Name:	Nathaniel Dockray
	Title:	Vice President and Treasurer

Signature Page to

First Amendment to Amended and Restated Credit Agreement

GUARANTORS:

PARKER AVIATION, LLC
PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED
PARKER DRILLING MANAGEMENT SERVICES, LTD.
PARKER DRILLING OFFSHORE COMPANY, LLC
PARKER NORTH AMERICA OPERATIONS, LLC
PARKER TECHNOLOGY, LLC
2M-TEK, LLC
PD GP ARCTIC, LLC
PD GP QUAIL, LLC
PD GP OFFSHORE, LLC

By:	/s/ Michael W. Sumruld
	Name:	Michael W. Sumruld
	Title:	Vice President

PD HOLDINGS DOMESTIC COMPANY S.à. r. l

By:	/s/ Rachael Redfern
	Name:	Rachael Redfern
	Title:	Vice President

By:	/s/ Nathaniel Dockray
	Name:	Nathaniel Dockray
	Title:	Director

Signature Page to

First Amendment to Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent, a Lender and an L/C Issuer

By:	/s/ Terrance O. McKinney
	Name:	Terrance O. McKinney
	Title:	Senior Vice President

Signature Page to

First Amendment to Amended and Restated Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and a L/C Issuer

By:	/s/ Michael Strobel
	Name:	Michael Strobel
	Title:	Vice President

By:	/s/ Phillip Tancorra
	Name:	Phillip Tancorra
	Title:	Vice President

Signature Page to

First Amendment to Amended and Restated Credit Agreement

ANNEX 1

SCHEDULE 2.1

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$20,000,000.00	50.000000000%
Deutsche Bank AG New York Branch	$20,000,000.00	50.000000000%
TOTAL	$40,000,000.00	100.000000000%

Annex 1 - Schedule 2.1

ANNEX 2

EXHIBIT F

BORROWING BASE CERTIFICATE

[to be attached]

Annex 2 - Exhibit F

ANNEX 3

SCHEDULE 5.7(A)

SPECIFIED BARGE RIGS

Owner	Vessel Name	Official Number	Flagged Jurisdiction
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 15-B	599619	U.S.
Parker Drilling Offshore USA, L.L.C.	30B also known as Parker Drilling 30-B	1261618	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 50-B	640365	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 51-B	640959	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 54-B	628668	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 55-B	643082	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Rig 72	642929	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Rig 76-B also known as Parker Drilling 76-B	594111	U.S.
Parker Drilling Offshore USA, L.L.C.	Rig 77B	600135	U.S.

SCHEDULE 5.7(B)

SPECIFIED LAND RIGS

Owner	Rig Name
Parker Drilling Arctic Operating, LLC	272
Parker Drilling Arctic Operating, LLC	273

Annex 3 – Schedule 5.7(a) and 5.7(b)

ANNEX 4

SCHEDULE 5.14

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

(a)	Subsidiaries.

Part (i)

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
2M-TEK, LLC	Louisiana	Parker Drilling Offshore Company, LLC	100%

AralParker LLP	Kazakhstan	Parker Drilling Company of New Guinea, LLC	100%

Creek International Rig Corp.	Nevada	Parker Drilling Domestic Holding Company, LLC	100%

DGH, Inc.	Texas	Parker Drilling Company	100%

International Tubular Services de Mexico S. de R.L. de C.V.	Mexico	International Tubular Services Limited ITS Egypt Holdings 2, Ltd.	99.74% .26%

International Tubular Services Limited	Scotland, United Kingdom	Parker International Holding Kft.	100%

International Tubular Services Middle East, LLC	United Arab Emirates	International Tubulars FZE	49%

International Tubulars FZE	United Arab Emirates	International Tubular Services Limited	100%

ITS Arabia Limited	Saudi Arabia	PD International Holdings C.V. ITS Egypt Holdings 1, Ltd.	70% 30%

ITS Egypt Holdings 1, Ltd	Scotland, United Kingdom	International Tubular Services Limited	100%

ITS Egypt Holdings 2, Ltd.	Scotland, United Kingdom	International Tubular Services Limited	100%

ITS Energy Services	Cayman Islands	Parker International Holding Kft.	100%

ITS Energy Services (Asia Pacific) PTE Ltd	Singapore	ITS Energy Services PTE Ltd	100%

ITS Energy Services Limited	Trinidad	International Tubular Services Limited	100%

ITS Energy Services PTE Ltd	Singapore	International Tubular Services Limited	100%

ITS Energy Services Sdn Bhd	Malaysia	ITS Energy Services PTE Ltd	100%

Annex 4 – Schedule 5.14

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
ITS India Private Limited	India	International Tubular Services Limited	100%

ITS Netherlands B.V.	Netherlands	International Tubular Services Limited	100%

Joint Stock Company Parker Drilling Company of Sakhalin	Russia	Parker Drilling Company	100%

KMG Parker Drilling Company LLP	Kazakhstan	Parker Drilling Netherlands BV	51%

PD Holdings Domestic Company S.à r.l.	Luxembourg	Parker North America Operations, LLC	100%

Parker International Holding Kft.	Hungary	PD ITS, LLC	33.33%

		PD Dutch, LLC	33.33%

		PD Selective, LLC	33.33%

Parker Aviation LLC	Oklahoma	Parker Drilling Company	100%

Parker Central Europe Rig Holdings LLC	Hungary	Parker International Holding Kft.	100%

Parker Drilling AME Limited	Cayman Islands	Parker International Holding Kft.	100%

Parker Drilling Arctic Operating, LLC	Delaware	PD GP Arctic, LLC	0.01%

		PD Holdings Domestic Company S.à r.l.	99.99%

Parker Drilling Canada Company	Canada	Parker International Holding Kft.	100%

Parker Drilling Company Kuwait Ltd	Bahamas	Parker International Holding Kft.	99%

Parker Drilling Company (Bolivia) S.A.	Bolivia	Parker Drilling Company	100%

Parker Drilling Company International Limited	Nevada	Parker North America Operations, LLC	100%

Parker Drilling Company North America, LLC	Nevada	Parker North America Operations, LLC	100%

Parker Drilling Company of Mexico, LLC	Nevada	Parker Drilling Offshore Company, LLC	100%

Parker Drilling Company of New Guinea LLC	Delaware	Parker International Holding Kft.	100%

Parker Drilling Company of New Zealand Limited	New Zealand	PD Dutch, LLC	100%

Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	Parker Drilling Company	100%

Parker Drilling Company of Singapore LLC	Delaware	PD Selective, LLC	100%

Parker Drilling de Mexico, S. de R.L. de C.V.	Mexico	Parker Drilling Offshore Company, LLC	2%

		Parker Drilling Company of Mexico, LLC	98%

Parker Drilling Disaster Relief Fund, Inc.	Texas	Parker Drilling Management Services, Ltd.	100%

Parker Drilling Domestic Holding Company, LLC	Delaware	Parker Drilling Company	100%

Parker Drilling Dutch B.V.	Netherlands	Parker International Holding Kft.	100%

Annex 4 – Schedule 5.14

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drilling Global Employment Company (Management Office), Ltd.	Dubai International Financial Centre (UAE)	Parker Drilling Netherlands B.V.	100%

Parker Drilling International B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%

Parker Drilling International of New Zealand Limited	New Zealand	PD Dutch, LLC	100%

Parker Drilling Kazakhstan BV	Netherlands	Parker Drilling Netherlands B.V.	100%

Parker Drilling Management Services, Ltd.	Nevada	Parker North America Operations, LLC	100%

Parker Drilling (Nigeria), Limited	Nigeria	Parker Drilling Offshore International, Inc.	100%

Parker Drilling Netherlands B.V.	Netherlands	Parker International Holding Kft.	100%

Parker Drilling Offshore Company, LLC	Nevada	Parker North America Operations, LLC	100%

Parker Drilling Offshore International, Inc.	Cayman Islands	Parker Drilling Offshore Company, LLC	100%

Parker Drilling Offshore USA, L.L.C.	Oklahoma	PD GP Offshore, LLC	0.01%

		PD Holdings Domestic Company S.à r.l.	99.99%

Parker Drilling Overseas B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%

Parker Drilling Russia B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%

Parker Drilling Services Americas S.R.L.	Argentina	Parker Drilling Netherlands B.V.	2%

		Parker Drilling International B.V.	98%

Parker Drilling Spain Rig Leasing, SL	Spain	Parker Hungary Rig Holdings Limited Liability Company	100%

Parker Hungary Rig Holdings Limited Liability Company	Hungary	Parker International Holding Kft.	100%

Parker North America Operations, LLC	Nevada	Parker Drilling Company	100%

Parker Rigsource, LLC	Delaware	International Tubular Services Limited	100%

Parker Singapore Rig Holding Pte. Ltd.	Singapore	PD Selective, LLC	100%

Parker Technology, LLC	Oklahoma	Parker Drilling Company	100%

Quail Services, LLC	Nevada	Parker Drilling Offshore Company, LLC	100%

PD Dutch, LLC	Delaware	Parker North America Operations, LLC	100%

PD GP Arctic, LLC	Delaware	PD Holdings Domestic Company S.à r.l.	100%

PD GP Offshore, LLC	Delaware	PD Holdings Domestic Company S.à r.l.	100%

PD GP Quail, LLC	Delaware	PD Holdings Domestic Company S.à r.l.	100%

PD Global Drilling Limited	Scotland, United Kingdom	Parker Drilling International B.V.	100%

Annex 4 – Schedule 5.14

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
PD International Holdings C.V.	Netherlands	International Tubular Services Limited	99.96%

		Parker Rigsource, LLC	0.04%

PD ITS, LLC	Delaware	Parker North America Operations, LLC	100%

PD Offshore, LLC	Delaware	Parker North America Operations, LLC	100%

PD Selective, LLC	Delaware	PD Offshore, LLC	100%

PD Servicios Integrales, S. de R.L. de C.V.	Mexico	Parker Drilling Offshore Company, LLC	98%

		Parker Drilling Company of Mexico, LLC	2%

Primorsky Drill Rig Services BV	Netherlands	Parker Drilling Netherlands B.V.	100%

Quail Tools, LLC	Oklahoma	PD GP Quail, LLC	0.01%

		PD Holdings Domestic Company S.à r.l.	99.99%

Selective Drilling Corporation	Oklahoma	Parker Drilling Company	100%

Servicios de Personal ITS, S. de R.L. de C.V.	Mexico	International Tubular Services Limited	99.0%

		ITS Egypt Holdings 1, LTD.	1.0%

Technology Specialists for Tubes Manufacturing & General Services LLC	Iraq	International Tubulars FZE	100%

Universal Rig Service LLC	Delaware	Parker Drilling Company	100%

Annex 4 – Schedule 5.14

Loan Party	Taxpayer ID Number
2M-TEK, LLC	37-1531761
Parker Aviation LLC	73-1126372
Parker Drilling Arctic Operating, LLC	26-2376834
Parker Drilling Company	73-0618660
Parker Drilling Company North America, LLC	73-1506381
Parker Drilling Company of Oklahoma, Incorporated	73-0798949
Parker Drilling Management Services, Ltd.	73-1567200
Parker Drilling Offshore Company, LLC	76-0409092
Parker Drilling Offshore USA, L.L.C.	72-1361469
Parker North America Operations, LLC	73-1571180
Parker Technology, LLC	75-1246599
Quail Services, LLC	83-0742764
PD GP Arctic, LLC	N/A
PD GP Offshore, LLC	N/A
PD GP Quail, LLC	N/A
PD Holdings Domestic Company S.à r.l.	20182450171
Quail Tools, LLC	72-1361471

Annex 4 – Schedule 5.14

Part (ii) Other Equity Investments.

Name	Jurisdiction of Formation	Parker Entity Owner	Ownership Percentage	Other Owner(s)
SaiPar Drilling Company B.V.	Netherlands	Parker Drilling Dutch B.V.	50%	Saipem International B.V.

Kuukpik/Parker Drilling, LLC	Alaska	Parker North America Operations, LLC	49%	Kuukpik Corporation

Parker Petro Drilling, LLP	Kazakhstan	Parker Drilling Company International Limited	50%	“MHINDUSTRY” LLP

KMG Parker Drilling Company LLP	Kazakhstan	Parker Drilling Netherlands B.V.	51%	KMG Drilling & Services, LLP

Annex 4 – Schedule 5.14

(b)	OUTSTANDING SUBSCRIPTIONS, OPTIONS, WARRANTS, CALLS, RIGHTS, OR OTHER AGREEMENTS OR COMMITMENTS

None.

Annex 4 – Schedule 5.14

ANNEX 5

SCHEDULE 5.18

UCC FILING JURISDICTION; UNITED STATES COAST GUARD FILING

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation
2M-Tek, LLC	corporation	Louisiana
Parker Aviation LLC	corporation	Oklahoma
Parker Drilling Arctic Operating, LLC	limited liability company	Delaware
Parker Drilling Company	corporation	Delaware
Parker Drilling Company North America, LLC	corporation	Nevada
Parker Drilling Company of Oklahoma, Incorporated	corporation	Oklahoma
Parker Drilling Management Services, Ltd.	limited liability company	Nevada
Parker Drilling Offshore Company, LLC	limited liability company	Nevada
Parker Drilling Offshore USA, L.L.C.	limited liability company	Oklahoma
Parker North America Operations, LLC	limited liability company	Nevada
Parker Technology, LLC	limited liability company	Oklahoma
Quail Services, LLC	limited liability company	Nevada
PD GP Arctic, LLC	limited liability company	Delaware
PD GP Offshore, LLC	limited liability company	Delaware
PD GP Quail, LLC	limited liability company	Delaware
PD Holdings Domestic Company S.à r.l.	Societé à resonsabilitté limitée S.à r.l. (Private Limited Liability Company)	Luxembourg (D.C. Filing Jurisdiction)
Quail Tools, LLC	limited liability company	Oklahoma

Annex 5 – Schedule 5.18

ANNEX 6

SCHEDULE 6.11

DEPOSIT ACCOUNTS

Loan Party	Type of Account & Account Number	Name & Address of Financial Institutions	Excluded Account (E); Immaterial Account (I); Neither Excluded nor Immaterial (N)
Parker Drilling Company	Master - 002863596694	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	N

Parker Drilling Company	ZBA Intermediary – 002863596704	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Quail Tools, LLC.	Payroll Acct Managed by Quail Tools, LLC – 0048 618399	Hancock Whitney Bank 1011 E Admiral Doyle Dr., New Iberia, LA 70560	E

Quail Tools, LLC	Ops Acct Managed by Quail Tools, LLC 0048-618267	Hancock Whitney Bank 1011 E Admiral Doyle Dr., New Iberia, LA 70560	N

Quail Tools, LLC	Automatic Sweep Acct. – Managed by Quail Tools LLC 0048 618267-001	Hancock Whitney Bank 1011 E Admiral Doyle Dr., New Iberia, LA 70560	I

Parker Drilling Company	ZBA Sub – 002865065709	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Company	ZBA Sub – 002865065712	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Management Services, Ltd.	ZBA Sub – 002863593736	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	E

Parker Drilling Management Services, Ltd.	ZBA Sub – 580100086223	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	N

Annex 6 – Schedule 6.11

Loan Party	Type of Account & Account Number	Name & Address of Financial Institutions	Excluded Account (E); Immaterial Account (I); Neither Excluded nor Immaterial (N)
Parker Drilling Management Services, Ltd.	ZBA Sub – 002865066601	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	E

Parker Drilling Management Services, Ltd.	ZBA Sub – 3050 0536 9263	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Company	Collateral Account – 5X207A01	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Company	Collateral Account – 434141	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Company	Money Market Account – 5S4-07D98	Merrill Lynch, Pierce, Fenner & Smith Incorporated 540 West Madison St., 28th Floor, Chicago, IL 60661	I

Quail Tools, LLC	Disbursement Account – 0060274712	Hancock Whitney Bank 1011 E Admiral Doyle Dr. New Iberia, LA 70560	N

Parker Drilling Company	Investment Account – 431222	Bank of America Merrill Lynch, PO Box 15284, Wilmington, DE 19850	I

Parker Drilling Company of Oklahoma Inc	Disbursement Account – 760-1023974	Jr. Orozco 246, Lima, Peru	I

Parker Drilling Company of Oklahoma Inc	Disbursement Account – 760-2722232	Jr. Orozco 246, Lima, Peru	I

PD Holdings Domestic Company S.à r.l.	IBAN: IBAN LU60 061 371664 2600 USD	Société Générale Bank & Trust	I

PD Holdings Domestic Company S.à r.l.	IBAN: IBAN LU13 061 371664 2600 EUR	Société Générale Bank & Trust	I

Annex 6 – Schedule 6.11

ANNEX 7

SCHEDULE 10.2

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

PARKER DRILLING COMPANY:

Parker Drilling Company

Five Greenway Plaza Suite 100*

Houston, Texas 77046

Attention: Nathan Dockray

Telephone: 281-406-2430

Telecopier: 281-406-2431

Electronic Mail: nathaniel.dockray@parkerdrilling.com

Website Address: www.parkerdrilling.com

U.S. Taxpayer Identification Number(s): 73-0618660

*Address will change on May 24, 2021 to:

2103 CityWest Blvd., Suite 400

Houston, Texas 77042

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT:

Bank of America, N.A.

901 Main Street, 11th Floor

Dallas, TX 75202

Attention: Asset Based Portfolio Specialist - Parker Drilling

Telephone: 469-294-7110

Electronic Mail: terry.mckinney@bofa.com

Annex 7 – Schedule 10.2